SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 9, 2018 (August 4, 2018)

______________________

Neuralstem, Inc.

(Exact name of registrant as specified in Charter)

Delaware	001-33672	52-2007292
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

20271 Goldenrod Lane, 2 nd Floor, Germantown, Maryland 20876

(Address of Principal Executive Offices)

(301) 366-4960

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jim Scully as Interim Chief Executive Officer and Principal Accounting Officer.

On August 6, 2018, the Company announced that Jim Scully has been appointed Chief Executive Officer and Principal Accounting Officer of Neuralstem, Inc. (the “Company”), on an interim basis, effective August 1, 2018 (“Effective Date”).

Mr. Scully, age 56, has over 20 years of pharmaceutical industry experience focusing on commercial, clinical development, and manufacturing operations. From 2017 to 2018, Mr. Scully served as Partnership Valuation Leader for GE Healthcare Partners, a leading provider of outcomes-based solutions for major health systems. Prior to that from 2015 to 2016, Mr. Scully served as Senior Director of capacity, metrics, and reporting for Astellas Pharmaceuticals, a publicly traded Japanese pharmaceutical company. From 2011 to 2015, Mr. Scully served in several capacities, most recently as the Senior Director of the clinical trials services BU for Walgreen Company. Prior to 2011, Mr. Scully served in management level roles for Takeda Pharmaceuticals, a publicly traded Japanese pharmaceutical company, and Abbott Laboratories pharmaceutical division. Mr. Scully holds a BS in Economics from the University of Pennsylvania – Wharton School of Business and an MBA from the University of Chicago – Booth School of Business.

There is no arrangement or understanding between Mr. Scully and any other person pursuant to which Mr. Scully was selected as the Company’s interim Chief Executive Officer or interim Principal Accounting Officer. Mr. Scully has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Mr. Scully and any of the directors or officers of the Company or any of its subsidiaries.

Employment Related Contracts

On August 4, 2018, the Company entered into a binding term sheet (“Term Sheet”) with Mr. Scully, summarized as follows:

Mr. Scully will serve as the interim Chief Executive Officer and interim Principal Accounting Officer beginning on the Effective Date. Mr. Scully will receive $25,000 per calendar month and shall work three (3) full days per week. In the event Mr. Scully works additional days, he will receive $2,000 per day of full time service. The term of Mr. Scully’s employment will be for six (6) months beginning on the Effective Date and ending on January 31, 2018, unless terminated earlier upon sixty (60) days prior notice (the “Term”).

Pursuant to his appointment, Mr. Scully was issued an option to purchase 250,000 shares of common stock, with a grant date of August 4, 2018, a term of five (5) years, and an exercise price of $1.15 per share (the “Option”). The Option is fully vested on the grant date but is subject to immediate termination in the event that Mr. Scully voluntarily ceases to be a service provider of the Company prior to the end of the Term, or is terminated “for cause” prior to the end of the Term.

In the event that Mr. Scully exercises the Option during the Term, he will be required to complete the Term in full. In such event, if he does not voluntarily complete the Term or is terminated by the Company “for cause”, Mr. Scully will be required to pay liquidated damages consisting of, (i) the repayment of any gain from the sales of the shares underlying the Option or (ii) if the shares are not sold, the Company will have the right to repurchase the shares for (a) the amount of cash paid by Mr. Scully to purchase the shares or (b) $0.01 in the event the option is exercised on a cashless basis.

The Company anticipates entering into a formal employment agreement with Mr. Scully that contains materially the same terms as the Term Sheet.

The foregoing description of the Term Sheet is a summary only, does not purport to be complete and is subject to, and qualified in its entirety by reference, to the Term Sheet, which is attached as Exhibit 10.01 hereto and is incorporated herein by reference.

Item 8.01 Other Events.

On August 6, 2018, the Company issued a press release announcing Mr. Scully’s appointment, which is attached to this report as Exhibit 99.01.

Item 9.01 Financial Statement and Exhibits.

Exhibit No.	Description
10.01	Jim Scully Binding Term Sheet
99.01	Press Release dated August 6, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 9, 2018	Neuralstem, Inc.

/s/ Jim Scully
By: Jim Scully
Chief Executive Officer

INDEX OF EXHIBITS

Exhibit No.	Description
10.01	Jim Scully Binding Term Sheet
99.01	Press Release dated August 6, 2018